UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 15, 2007
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 15, 2007, North American Scientific, Inc. (the "Company") received a Staff determination letter from The Nasdaq Stock Market (“Nasdaq”) dated October 15, 2007 indicating that, based on the Nasdaq Staff’s review and the materials submitted by the Company, the Nasdaq Staff has determined to deny the Company’s request for continued listing on The Nasdaq Global Market. As previously announced by the Company on September 25, 2007, the Company had received a notice from Nasdaq that the Company does not comply with the minimum $10 million stockholders’ equity requirement under Maintenance Standard 1 for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). In addition, the Company does not comply with the alternate minimum $50 million market value of listed securities requirement under Maintenance Standard 2 for continued listing on The Nasdaq Global Market, and for 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).

As a result of the Company’s noncompliance, the Company’s common stock is subject to delisting from The Nasdaq Global Market at the opening of business on October 24, 2007 unless the Company requests a hearing with a Nasdaq Listing Qualifications Panel to appeal such delisting. The Company intends to make such an appeal. A request for a hearing will stay the delisting action pending the issuance of a written determination by a Nasdaq Listing Qualifications Panel. The Company’s common stock will remain quoted on The Nasdaq Global Market pending the outcome of the appeal under its current symbol “NASI”.

On October 16, 2007, the Company issued a press release announcing that it had received the letter from Nasdaq. A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

Exhibit 99.1	Press release dated October 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: October 17, 2007	By:	/s/John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release dated October 16, 2007.